Exhibit 10.2

CONFIDENTIAL

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)
251 South Lake Avenue, Suite 900
Pasadena, California 91101

September 26, 2006

Acquicor Technology, Inc.
4910 Birch Street, Suite 102
Irvine, California 92660
Attention: Gilbert F. Amelio

$65,000,000 Senior Secured Revolving Credit Facility
Commitment Letter

Ladies and Gentlemen:

Wachovia Capital Finance Corporation (Western)(“Bank”) and Wachovia Capital Markets, LLC (“WCM”, and together with the Bank, “Wachovia”) are pleased to confirm to Acquicor Technology, Inc. (the “Company”) the commitment of Bank to provide and the commitment of WCM to structure, arrange and syndicate, a senior secured revolving loan facility to the Company and its subsidiaries in an amount up to $65,000,000 (the “Credit Facility”), based upon and subject to the terms and conditions set forth in this letter and the term sheet attached as Exhibit A hereto (the “Term Sheet”, and together with this letter, collectively, the “Commitment Letter”). The Credit Facility would be used to finance the Company’s acquisition of Jazz Semiconductor, Inc. and its subsidiaries (collectively, “Jazz”), to refinance existing indebtedness, to fund the working capital needs of the Company, and to provide for general corporate purposes.

The Company hereby appoints WCM and WCM hereby agrees, acting alone or through or with affiliates selected by it, to act as the sole lead arranger and the sole bookrunner for the Credit Facility in connection with arranging a syndicate of banks and financial institutions (collectively, the “Lenders”) mutually acceptable to Wachovia and the Company to provide a portion of the Credit Facility. Bank will act as administrative and collateral agent for the Credit Facility (in such capacity, “Agent”). Bank agrees that completion of such syndication is not a condition to its commitment hereunder.

In connection with the efforts of WCM to form a syndicate of financial institutions to become Lenders under the Credit Facility, the Company and its affiliates agree to use commercially reasonable efforts to actively assist in achieving a syndication that is mutually satisfactory to Wachovia and the Company. It is understood and agreed that WCM will approach institutions reasonably acceptable to the Company and manage, in consultation with the Company, all aspects of the syndication, including, without limitation, decisions as to the final allocation of the commitments, when commitments will be accepted, the selection of proposed Lenders and titles among the Lenders. WCM may use its affiliates to assist in the syndication of the Credit Facility and may allocate fees payable to it and such affiliates in such manner as it and its affiliates may agree. Wachovia may share with any of its affiliates and advisors any information related to the Company, its subsidiaries and the transactions contemplated under this letter on a confidential basis. The Company (for itself and its subsidiaries) agrees that the arrangements with Wachovia will be on an exclusive basis for the term of the commitment set forth in this letter and that the Company and its affiliates will not engage, solicit or otherwise consult with any other financial institution or entity regarding the Credit Facility or any other proposed senior first lien for the Company and its subsidiaries. No other agents, co-agents, arrangers, bookrunners or book managers will be appointed or used by the Company or its affiliates in connection with the financing pursuant to a senior credit facility.

The Company agrees, and agrees to cause its subsidiaries, (i) to cooperate with and assist Wachovia in its efforts, both prior and for up to 90 days or such extended period of time as may be reasonably necessary subsequent to closing to syndicate the Credit Facility to Lenders, and, in connection therewith, to make the management of the Company reasonably available during normal business hours for due diligence meetings or conference calls with prospective Lenders and (ii) to provide, and use its commercially reasonable efforts to cause the agents, accountants, investment bankers and other advisors of the Company and its affiliates to provide all information, including financial projections, as may be reasonably necessary to assist Wachovia in preparing materials with appropriate information for submission to potential Lenders, including a customary information memorandum to be used in connection with the syndication of the Credit Facility.

The Company hereby represents, warrants and covenants that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to Wachovia or any prospective Lender by or on behalf of the Company or any of its representatives in connection with the business of the Company and its subsidiaries (“Information”) is and will be complete and correct as to the subject matter thereof in all material respects as of the date made available to Wachovia or such prospective Lender and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) all financial projections concerning the Company and its affiliates that have been or are hereafter made available to Wachovia or prospective Lenders by the Company or any of its representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by the Company to be reasonable when made (it being understood that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control (including the accuracy of information supplied by Jazz and its subsidiaries), that no assurance can be given that any particular Projections will be realized, and that actual results may differ and such differences may be material). The Company agrees to furnish to Wachovia such Information and Projections as Wachovia may reasonably request and to supplement the Information and the Projections from time to time until the closing date of the Credit Facility so that the representation, warranty and covenant in the preceding sentence is correct on the closing date of the Credit Facility. In arranging and syndicating the Credit Facility, Wachovia will be using and relying on the Information and the Projections without responsibility for independent verification thereof.

The Company will reimburse Wachovia on the earliest of the closing date, March 31, 2007, or abandonment of the transaction to be financed for all reasonable out of pocket costs and expenses incurred by Wachovia in connection with its continuing review of the transaction and the preparation and negotiation of this Commitment Letter (including any amendment or modification hereto), and the loan documentation and the syndication of the Credit Facility, including reasonable attorneys’ fees and legal expenses, appraisal fees (Wachovia may require that the Company pay appraisal charges directly), filing and search charges, recording taxes and field examination expenses (including the then standard per diem charges per person per day plus out-of-pocket expenses for the field examiners of Wachovia in the field and in the office, including travel, hotel and all other reasonable out-of-pocket expenses) and including all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau (the “CUSIP Bureau”).

Wachovia has the right to apply to such charges and expenses any sums received from or on behalf of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, in connection with the execution of this Commitment Letter, the Company will pay to Wachovia an expense reimbursement deposit of $75,000 and an additional expense reimbursement deposit of $75,000 will be due and payable upon the negotiation of the initial draft of the Loan and Security Agreement for the Credit Facility (the “Deposits”). The arrangements with respect to such charges after the closing of the Credit Facility will be governed by the terms of the loan documentation.

The Deposits will be applied at closing to any unpaid charges and expenses with any remaining balance credited at closing to the fees due under the Credit Facility. The Deposits may also be retained by Wachovia as a fee if either (i) the transaction does not close on or before March 31, 2007 due to delays or actions of the Company or the inability of the Company to fulfill the conditions to closing or (ii) the Company or any of its affiliates elect not to obtain the Credit Facility. In addition, if the transaction does not close on or before March 31, 2007, and such failure to close is not caused by the failure of Wachovia to perform its duties pursuant to this commitment, the Company agrees to then pay to Wachovia a work fee of $125,000 (the “Work Fee”); provided, that any amounts remaining from the Deposits, after the out of pocket costs and expenses described above have been paid, will be applied to the Work Fee to reduce the amount of such fee accordingly; provided, further, that, if the transaction closes after March 31, 2007 and the Company uses the Credit Facility, the Work Fee will be credited against fees payable at closing; provided, further, that, if the acquisition of Jazz does close but the Company or its affiliates do not use the Credit Facility even though Wachovia was ready, willing and able to provide the Credit Facility on the terms set forth in this Commitment Letter, in addition to Wachovia retaining the Deposits, the Company agrees to pay Wachovia a breakup fee of $325,000 (less the Work Fee, if already paid). The Company hereby acknowledges and agrees that each fee payable hereunder is fully earned and non-refundable on the date such fee is due and payable as provided above. Any balance remaining from the Deposits after all fees and out of pocket costs and expenses have been satisfied will be returned to the Company.

The Company and its subsidiaries agree to jointly and severally indemnify and hold harmless Wachovia and each director, officer, employee, attorney, advisor, agent and affiliate of Wachovia (each such person or entity referred to hereafter in this paragraph as an “Indemnified Person”) from any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become subject, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits, or proceedings, including any inquiry or investigation, with respect thereto) arise out of, relate to, or result from, this Commitment Letter, reports or other information provided to any Indemnified Person or contemplated by or referred to herein or therein or the other transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or inquiry or investigation, with respect thereto; provided, that the Company shall have no obligation to any Indemnified Person under this indemnity provision for liabilities to the extent that such liabilities have resulted from the gross negligence or willful misconduct of such Indemnified Person; provided, further, that the Company shall not be required to reimburse the legal fees and expenses of more than one outside counsel for all Indemnified Persons with respect to any matter for which indemnification is sought unless, as reasonably determined by any such Indemnified Person’s counsel (and the Company’s counsel reasonably concurs), representation of all such Indemnified Persons would create an actual or potential conflict of interest. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at common law or otherwise.

Promptly after receipt by any Indemnified Person of notice of its involvement in any pending or threatened proceeding as to which, or related to or arising out of any matter for which, indemnification may be sought hereunder (an “Indemnified Proceeding”), such Indemnified Person shall, if a claim in respect thereof is to be made against the Company hereunder, notify the Company in writing of such involvement, provided, however, that the failure by such Indemnified Person to so notify the Company shall not relieve the Company from the obligation to indemnify or any other liability hereunder or otherwise except to the extent that such failure to provide notice prejudices the Company in any material respect. In case any Indemnified Person’s involvement in such Indemnified Proceeding shall be in any capacity other than as a witness, the Company and its counsel shall be entitled to participate therein with such Indemnified Person and its counsel. To the extent the Company wishes, the Company also shall be entitled to assume the defense of any Indemnified Proceeding with counsel of the Company’s choice that is reasonably acceptable to the relevant Indemnified Person and after notice from the Company to the Indemnified Person of the Company’s election so to assume the defense thereof, the Company will not be liable to such Indemnified Person for the cost of defense thereof. Notwithstanding the foregoing, the Company shall not be entitled to assume the defense of any Indemnified Proceeding, and the limitations in the proceeding sentence on its liability to any Indemnified Person shall not apply, if counsel to any Indemnified Person reasonably determines, and the Company’s counsel reasonably concurs, that there are actual or potential conflicts of interest between such Indemnified Person and the Company or that defenses available to such Indemnified Person may not be asserted by the Company on the behalf of such Indemnified Person. In any event, notwithstanding the foregoing, the Company shall not be liable for any settlement of any Indemnified Proceedings effected without your consent (which consent shall not be unreasonably withheld), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Indemnified Proceedings, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceeding paragraph.

This Commitment Letter is addressed solely to the Company and is not intended to confer any obligations to or on, or benefits to or on, any third party. No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks, SyndTrak or other similar transmission systems in connection with the Credit Facility except to the extent that such liabilities have resulted from the gross negligence or willful misconduct of such Indemnified Person. In addition, no Indemnified Person shall be responsible or liable for special, indirect, consequential, exemplary, incidental or punitive damages which may be alleged as a result of this Commitment Letter.

Except as required by applicable law, the Fee Letter executed concurrently herewith and the contents thereof shall not be disclosed by the Company or any of its affiliates to any third party without the prior consent of Wachovia, other than to Jazz and its affiliates, potential providers of subordinated debt to assist in financing the acquisition, and, in each case, to their respective attorneys, financial advisors and accountants.

The Company acknowledges and agrees that Wachovia and/or its affiliates may disclose information relating to the Credit Facility to industry and/or bank trade publications, including, without limitation, Gold Sheets, the ABF Journal, and the Secured Lender, with such information to consist of deal terms and other information customarily found in such publications (the “Publication Information”). The Company further acknowledges and agrees that Wachovia and/or its affiliates may use the Publication Information in its own pitchbooks and other marketing materials that are shared with other prospective customers, and may also reproduce and include in such materials the Company’s corporate logo, if any, in the form in which it appears on the Company’s Website on the date on which such materials are prepared. The Publication Information will not include any confidential information.

This Commitment Letter will be of no force and effect unless a counterpart hereof and a counterpart of the Fee Letter are accepted and agreed to by the Company and, as so accepted and agreed to, received by Wachovia by 5:00 p.m. in Pasadena, California on September 26, 2006, as duly authorized, executed and delivered by the Company. The commitments of Wachovia under this Commitment Letter, if timely accepted and agreed to by the Company, will terminate upon the earlier of (i) the occurrence of any event that Wachovia reasonably believes in good faith has, or would be expected to have, a Material Adverse Effect (as defined below) and (ii) as of the close of business on March 31, 2007, if the initial borrowings under the Credit Facility have not occurred on or prior to such date. All indemnities and obligations of the Company and its subsidiaries and affiliates hereunder shall be joint and several and shall survive the termination of this Commitment Letter or the commitments of Wachovia hereunder. Following any termination hereof, the Credit Facility will require reapproval by the credit committee of Wachovia even if Wachovia and its counsel and other advisors continue to work on the transaction. Such reapproval, if obtained, may result in different terms or conditions, or the determination not to consummate the transaction.

As used herein, the term “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter that (considered together with all other changes, effects, claims, circumstances or matters) has materially and adversely affected, or would reasonably be expected to materially and adversely affect the business, financial condition, properties, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, in and of itself, either individually or in the aggregate, shall be deemed to constitute a Material Adverse Effect: (i) any change or event attributable to conditions generally affecting the semiconductor wafer fabrication or semiconductor design industries in which Jazz participates, provided that such change or event does not have a materially disproportionate impact on the Company, Jazz or their subsidiaries, taken as a whole; (ii) any change or event attributable to conditions generally affecting the general economy as a whole, provided that such change or event does not have a materially disproportionate impact on the Company, Jazz and their Subsidiaries, taken as a whole; (iii) the failure of Jazz to meet its projections of earnings, revenues or other financial measures; (iv) the announcement of the acquisition agreement and the pendency of the Contemplated Transactions, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, consultants or employees; or (v) the taking by Jazz of any action required to be taken by Jazz by the acquisition agreement (other than actions taken by Jazz in the pre-closing period in violation of its negative covenants as contemplated by the acquisition agreement). “Contemplated Transactions” shall mean the transactions and other matters contemplated by the acquisition agreement, including the merger of the Company’s acquisition subsidiary with and into Jazz, the adoption of amendments to charter documents and the solicitation and obtaining of approvals for the contemplated transactions.

This Commitment Letter contains the entire commitment of Wachovia for this transaction and, upon acceptance by the Company, supersedes all prior proposals, commitment letter, negotiations, discussions and correspondence. This Commitment Letter may not be contradicted by evidence of any alleged oral agreement. No party has been authorized by Wachovia to make any oral or written statements inconsistent with this Commitment Letter.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

This Commitment Letter may not be assigned by the Company without the prior written consent of Wachovia and may not be amended, waived or modified, except in writing signed by Wachovia and the Company. The commitment of Wachovia hereunder is subject to the condition that there shall not have occurred any material disruption or material adverse change in, or other condition with respect to, the United States financial and capital markets that materially impair the ability of Wachovia to syndicate the Credit Facility. Wachovia may terminate this Commitment Letter if, in Wachovia’s good faith judgment, any condition to the obligations of Wachovia and Lenders set forth in this Commitment Letter or in the proposed definitive documentation is or becomes incapable of satisfaction. This Commitment Letter is governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

WACHOVIA AND THE COMPANY EACH WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS REFERRED TO IN THIS COMMITMENT LETTER.

If the Company accepts and agrees to the foregoing, please so indicate by executing and returning the enclosed copy of this letter for itself and its subsidiaries to Wachovia.

We look forward to continuing to work with you to complete this transaction.

Very truly yours,

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)		WACHOVIA CAPITAL MARKETS LLC

By:	/s/ Vicky L. Balmot	By:	/s/ Vicky L. Balmot
Title:	Managing Director	Title:	Managing Director

Accepted on this 26th day
of September, 2006:

ACQUICOR TECHNOLOGY, INC., for itself and its subsidaries

By:	/s/ Gilbert F. Amelio
Title:	Chairman and CEO

EXHIBIT A

Wachovia Capital Finance Corporation (Western) (“Wachovia”)

$65,000,000 Senior Secured Revolving Credit Facility
(“Senior Credit Facility”)

Summary of Proposed Terms and Conditions (“Term Sheet”)

September 26, 2006

Borrowers:	Jazz Semiconductor, Inc. (the “Company”), an acquisition subsidiary of Acquicor Technology, Inc. (the “Parent”) and/or any operating subsidiaries of the Company that have eligible assets.

Guarantors:	Parent and all domestic subsidiaries of the Company that are not Borrowers.

Sole Lead Arranger and Sole Bookrunner:	Wachovia Capital Markets, LLC (“WCM”).

Syndication Agent:	WCM.

Administrative Agent:	Wachovia Capital Finance Corporation (Western) (“Agent”).

Lenders:	Wachovia and other financial institutions selected by WCM.

Letter of Credit Issuer:	Wachovia Bank, National Association.

Credit Facility:
$65,000,000 (the “Maximum Credit”) consisting of revolving loans (“Revolving Loans”), subject to the Borrowing Base and other terms described below (the “Revolving Loan Facility”).

Revolving Loans may be drawn, repaid and reborrowed.

Borrowing Base:	Revolving Loans and LCs may be provided subject to availability under the lesser of (a) the Borrowing Base, (b) the amount equal to the Maximum Credit minus $5,000,000, or (c) the amount equal to: (i) the Accounts Sublimit, plus (ii) the Equipment Sublimit, minus (iii) $5,000,000.

The Borrowing Base shall be calculated as follows:

(a)   the amount equal to the lesser of: (i) 85% multiplied by the net  amount of eligible accounts of Borrowers (less applicable reserves relating to Accounts), or (ii) the Accounts Sublimit; plus

(b)   the amount equal to the lesser of: (i) 70% multiplied by the “net  orderly liquidation value” of eligible equipment of Borrowers  determined in a “balanced market” (less reserves relating to Equipment), or (ii) the Equipment Sublimit, minus

(c)   $5,000,000, minus

(d)  applicable reserves, to the extent not taken above.

Notwithstanding the foregoing, and other than as provided in this Term Sheet, the definition of “Borrowing Base” shall not be less favorable to the Borrowers, taken as a whole, than the comparable definitions in the existing Loan and Security Agreement.

The “Accounts Sublimit” shall mean the amount equal to $25,000,000.

The “Equipment Sublimit” shall mean the amount equal to $50,000,000; provided, however, the Equipment Sublimit shall be reduced by: (a) $1,800,000 on each of January 31, 2007, April 30, 2007, July 31, 2007, and October 31, 2007, (b) $2,100,000 on each of January 31, 2008, April 30, 2008, July 31, 2008, and October 31, 2008, (c) $2,500,000 on each of January 31, 2009, April 30, 2009, July 31, 2009, and October 31, 2009, and (d) $24,400,000 on the third anniversary of the closing date; provided, further, that, to the extent the closing date is delayed beyond November 30, 2006, the dates listed above will be adjusted by one month for each month or part thereof that the closing date is delayed.

The “net orderly liquidation value” of eligible equipment in a “balanced market” will initially be determined as those terms have been used and per the valuations set forth in Emerald March 2006 appraisal, as may be required to be updated pursuant to this term sheet, and on a going forward basis in form and containing assumptions and appraisal methods satisfactory to Agent by an appraiser acceptable to Agent, on which Agent and Lenders are specifically permitted to rely.

Eligibility:
Criteria for determining eligible accounts and eligible equipment will be in accordance with Agent’s past practices as of the Closing Date and on a going forward basis in accordance with customary practices and as appropriate under the circumstances as determined by Agent pursuant to its standard field examinations and other due diligence.

Letters of Credit:
Up to $5,000,000 of the Revolving Loan Facility, subject to the Borrowing Base and the other terms described herein, will be available for the issuance of letters of credit arranged for by Agent (“LCs”).

Interest and Fees:	See the Fee Letter.
Collateral:
First priority perfected security interests and liens to secure all obligations of Borrowers and Guarantors to Agent and Lenders upon all of each Borrower’s and Guarantor’s present and future assets, including all accounts, general intangibles, chattel paper, documents, instruments, supporting obligations, letters of credit, letter-of-credit rights, deposit accounts, investment property, inventory, equipment, fixtures and owned real property, and all products and proceeds thereof (the “Collateral”). The obligations secured may include hedging and bank product obligations of for the benefit Borrowers and Guarantors as selected by the Company.

Prior to the closing of the transaction set forth herein, Borrowers and Guarantors agree that Agent, for the benefit of itself and Lenders, is irrevocably and unconditionally authorized to file UCC financing statements naming Agent, for the benefit of itself and Lenders, as secured party and each Borrower and each Guarantor as debtor with respect to the Collateral.

Use of Proceeds:
Satisfaction of the outstanding obligations of Borrowers and Guarantors to Wachovia under the existing secured working capital financing to Borrowers and Guarantors, acquisition consideration to be paid by Parent or the Company as part of Parent’s acquisition of the Company at Closing, costs, expenses and fees in connection with the Credit Facility and such acquisition, for working capital of Borrowers and other proper corporate purposes.

Term:	Three (3) years from the date of closing.
Documentation:	Definitive loan documentation (collectively, the "Loan Documents”), including, without limitation, a loan and security agreement, supplemental security agreements, mortgages, pledge agreements, guarantees, control agreements, intercreditor agreements, UCC financing statements, collateral access agreements for leased and third party locations, opinion letters of counsel to Borrowers and Guarantors, and related documents, each in form and substance satisfactory to Agent.

All of the Loan Documents will be prepared using the existing loan documents as a base with such changes as shall be mutually agreed and without Agent, Lenders, Borrowers or Guarantors having hereby agreed to any particular provision in the existing loan documents. The Loan Documents shall be approved by Agent and counsel to Agent and incorporate Agent’s customary terms and provisions, including, without limitation, the absence of any default as a condition to all Revolving Loans and LCs and the right to establish reserves against loan availability and such other provisions as may be required in the context of the transactions contemplated hereby. The right of Agent to establish reasonable reserves will be in accordance with its customary practices and as may be customary under the circumstances based on its field examination, scheduled collateral reviews and updated information received after the acceptance of the Commitment Letter.

The loan documentation will also provide that Lenders may assign loans and commitments and/or sell participations in the Credit Facility.

Representations and Warranties:
Usual and customary for facilities of this nature, subject to materiality and other negotiated limitations, including, but not limited to, representations and warranties concerning: the Collateral; corporate existence and good standing, power and authority; accuracy of financial information; absence of circumstances giving rise to a Material Adverse Effect (as defined in the Commitment Letter) (to be given at closing); absence of material adverse change in the assets, business or prospects of Borrowers and Guarantors (to be given each time the representations and warranties are brought down, including with each borrowing); locations of jurisdiction of incorporation, chief executive office and Collateral; priority of Agent’s security interests; ownership of properties, and absence of other liens (except as specifically agreed to by Agent); filing of tax returns and payment of taxes; absence of material litigation or investigations; compliance with other agreements and applicable law, regulation, etc.; identification of bank accounts; intellectual property matters; identification of subsidiaries; matters related to the capital stock of the Borrowers and their subsidiaries; solvency of the Borrowers; matters related to labor disputes; absence of certain restrictions on the Borrowers and Guarantors; identification of material contracts; absence of changes in accounts payable practices; environmental matters; employee benefit matters; accuracy and completeness of information furnished to Agent; survival and continuing nature of representations and warranties. The representations and warranties will be substantially similar to those in the existing loan documents with modifications as applicable to comply with the terms of this Commitment Letter.

Financial Covenants:
Financial Covenants will be determined by mutual agreement but be of types and set at levels no more restrictive than the most senior of all third-party subordinated debt provided as part of the financing of the acquisition consideration and will, if no comparable covenant is applicable to such subordinated debt, include a minimum earnings before interest, taxes, depreciation and amortization covenant.

The financial covenants referred to above will only be applicable at any time after the sum of excess availability plus qualified cash is less than $10,000,000.

Affirmative Covenants:
Usual and customary for facilities of this nature, including, but not limited to: maintenance of corporate existence and rights; requirements for new locations; compliance with laws; performance of obligations; maintenance of properties in good repair; maintenance of appropriate and adequate insurance; Agent’s rights to inspect books and properties; payment of taxes and claims; delivery of financial statements, financial projections and other information; collateral reporting, notices and appraisal requirements; and further assurances. The affirmative covenants will be substantially similar to those in the existing loan documents with modifications as applicable to comply with the terms of this Commitment Letter.

Collateral reporting will include a monthly borrowing base report in form satisfactory to Agent, with monthly summaries as to accounts and equipment disposed of during the period, or more frequently as Agent may from time to time reasonably request.

Negative Covenants:
Usual and customary for facilities of this nature, subject to negotiated exceptions and limitations, including, but not limited to, limitations on: dividends, redemptions and repurchases of capital stock; incurrence of debt (including capital leases) and guarantees; repurchases or prepayment of debt; creation or suffering of liens; loans, investments and acquisitions; affiliate transactions; changes in business conducted; asset sales, mergers and consolidations; restrictions affecting subsidiaries; etc. The negative covenants will be substantially similar to those in the existing loan documents with modifications as applicable to comply with the terms of this Commitment Letter.

Events of Default:
Usual and customary for facilities of this nature, subject to negotiated exceptions and limitations, to include, but not be limited to payment and performance defaults under any of the loan documentation, cross-defaults to other indebtedness and documents, breach of representations and warranties, insolvency, voluntary and involuntary bankruptcy, judgments and attachments, revocation of any guaranty, dissolution and change in control. The events of default will be substantially similar to those in the existing loan documents with modifications as applicable to comply with the terms of this Commitment Letter.

Waivers:
To include, but not be limited to a waiver by Agent, Lenders and Borrowers and Guarantors of their rights to jury trial; waiver by Borrowers and Guarantors of claims for special, indirect or consequential damages in respect any breach or alleged breach by any Agent or any Lender of any of the Loan Documents.

Conditions:
The closing of the Credit Facility will be subject to the satisfaction, in a manner acceptable to Agent, of those conditions precedent customarily required by Agent in similar financings, including, without limitation, the following:

(a)
Receipt by Agent of all financial information, projections, budgets, business plans, cash flows and such other information as Agent shall request from time to time, including (i) projected monthly balance sheets, income statements, statements of cash flows and availability of Borrowers for the period through the end of the 2007 fiscal year, (ii) projected annual balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors through the end of the 2011 fiscal year, in each case as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance satisfactory to Agent, and an opening pro forma balance sheet for Borrowers and Guarantors in form and substance reasonably satisfactory to Agent, (iii) any updates or modifications to the projected financial statements of the Company and its subsidiaries previously received by Agent, in each case in form and substance reasonably satisfactory to Agent and (iv) current agings of receivables, current perpetual inventory records and/or rollforwards of accounts and inventory through the date of closing, together with supporting documentation.

(b)
This transaction and the events contemplated herein must close by December 31, 2006; provided, however, Agent receives each of the following: (i) not more than two weeks prior to the closing date, a written update to the Emerald March 2006 appraisal which (A) confirms there is not a decline of more than 10% in the balanced market values since the March 2006 appraisal, and (B) provides an update on current industry conditions, (ii) updated field examinations of the business and collateral of Borrowers and Guarantors in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of Borrowers and Guarantors, and (iii) evidence, satisfactory to Agent, that Borrowers’ year-to-date EBITDA as of August 31, 2006 is at least $15,000,000. Such date may be extended until March 31, 2007, if delivery to Agent of the following: (i) a full inventory appraisal satisfactory to Agent by Emerald which confirms there is not a decline of more than 10% in the balanced market values since the March 2006 appraisal, and (ii) a full field examination of the business and collateral of Borrowers and Guarantors satisfactory to Agent and in accordance with Agent’s customary procedures and practices and as otherwise required by the nature of the businesses of Borrowers and Guarantors, and (iii) evidence, satisfactory to Agent, that Borrowers’ year-to-date EBITDA (x) as of November 30, 2006 is at least $18,000,000, if the closing occurs before February 1, 2007, or (y) as of December 31, 2006 is at least $20,000,000, if the closing occurs on or after February 1, 2007.

(c)
Execution and delivery of loan documents, all in form and substance satisfactory to Agent. The loan documents will include, among other documents, a loan agreement, security agreements, guarantees, UCC financing statements, intercreditor agreements, control agreements, and opinion letters of counsel and including all consents, waivers, acknowledgments and other agreements from third persons that Agent may deem necessary or desirable, in form and substance satisfactory to Agent and including delivery to Agent of evidence of insurance coverage and a lender’s loss payee endorsement in favor of Agent as to casualty and business interruption insurance, each of the foregoing in form and substance satisfactory to Agent.

(d)
Agent, for the benefit of itself and Lenders, shall hold perfected, first priority security interests in and liens upon the Collateral and Agent shall have received such evidence thereof as it requires.

(e)
Minimum opening excess availability plus qualified cash at closing (a) after the application of proceeds of (i) the initial Revolving Loans, (ii) the cash equity contributions and (iii) the junior debt and (b) after provision for payment of the acquisition costs and all fees and expenses of the transaction, shall not be less than $30,000,000.

The term "excess availability" as used in this Term Sheet means the result of: (a) lesser of: (i) the Borrowing Base, (ii) the amount equal to the Maximum Credit minus $5,000,000, or (iii) the amount equal to: (A) the Accounts Sublimit, plus (B) the Equipment Sublimit, minus (C) $5,000,000; minus (b) outstanding obligations under the loan documents; minus (c) past due payables in accordance with Agent’s customary practices.

(f)
Agent shall have received Deposit Account Control Agreements in respect of accounts where Borrowers have deposit accounts (other than deposit accounts specifically swept for payroll, taxes, benefits and the like). Agent shall have received an Investment Property Control Agreement with respect to any investment account, securities account, commodity account or other similar account existing on the date of closing held by or in the name of any Borrower.

(g)	No material misstatements in or omissions from the materials previously furnished to Agent by Borrowers and Guarantors.
(h)	No defaults or events of default on the closing date under the loan documents for the Credit Facility or on any other debt or any material contract of Borrowers or Guarantors shall exist.
(i)
No Material Adverse Effect (as defined in the Commitment Letter), and no material pending or threatened, litigation, proceeding, bankruptcy or insolvency, injunction, order or unpaid judgments with respect to Borrowers and Guarantors shall exist which would constitute a default or event of default, which has not been cured or waived, under the existing loan agreement with the Company. No Event of Default exists or has occurred and is continuing, which has not been cured or waived, under the existing loan agreement with the Company.

(j)
Agent shall have received evidence, in form and substance satisfactory to Agent, that at least $150,000,000 has been distributed and made available to Borrowers from a trust account established by the Company (the “Equity Contribution”).

(k)	Borrowers shall have either (i) entered into second lien and/or mezzanine loan agreements in form and substance satisfactory to Agent, pursuant to which Borrowers have obtained financing or (ii) entered into that Shareholder Term B Loan or Shareholder Mezzanine Loan as defined and described in the Agreement and Plan of Merger approved by WCM and Agent, in either case with lenders (the “Junior Lenders”) in an amount not less than $75,000,000; provided that such amount may be reduced on a dollar for dollar basis with the equivalent increase of the Equity Contribution. WCM and Agent agree the Shareholder Term B Loan or Shareholder Mezzanine Loan may be refinanced at any time with equity or subordinated debt with terms not more burdensome, taken as a whole, to Borrowers or Lenders than the debt so refinanced. The loan documentation will include provisions relating to the prepayment of the Shareholder Term B Loan and Shareholder Mezzanine Loan from Borrower’s excess cash flow and the proceeds of asset sales, subject to mutually agreeable terms and conditions, including, without limitation, no default or event of default exists or will exist after giving effect to such prepayment, the sum of excess availability and qualified cash after giving effect to such prepayment shall equal or exceed an amount to be mutually agreed upon and other mutually agreeable terms.

Wachovia agrees that the pricing terms of the Shareholder Loan, as described in the Agreement and Plan of Merger, are acceptable to Agent. The other terms and conditions of the Shareholder Loan, not specifically defined in the Agreement and Plan of Merger, shall be in form and substance reasonably satisfactory to Agent. Agent acknowledges that such terms and conditions may be consistent with market terms and conditions for similar loans with third-party lenders.

(l)	Agent shall have entered into intercreditor agreements with the Junior Lenders, in form and substance reasonably satisfactory to Agent.
(m)
Evidence, in form and substance satisfactory to Agent, that Borrowers have obtained all necessary corporate governance, regulatory and SEC approval in connection with the acquisition of Borrowers which will be consummated substantially concurrently with the closing of the Credit Facility. Any amendments or modifications to the Agreement and Plan of Merger governing the acquisition of Borrowers, made after the date of execution of such agreement, shall be in form and substance satisfactory to Agent.

(n)	Agent shall have received completed background checks with respect to Borrowers’ and Guarantors’ prospective senior management, the results of which are satisfactory to Agent.
(o)
For verification purposes as part of the measures required by Agent pursuant to the US Patriot Act, Agent shall have received all information that Agent requests concerning each Borrower’s and each Guarantor’s identity, the results of which are satisfactory to Agent.

(p)
Agent shall have received payment of the fees and commissions due under the loan documents through the date of closing and, to the extent invoiced, expenses incurred by Agent through such date and required to be paid by the Borrowers, including all legal expenses, to the extent invoiced, incurred through the date of closing.

(q)
Wachovia agrees that within thirty (30) days of its receipt of (i) the projections referred to in subsection (a) of the Conditions section of this Term Sheet and (ii) the background checks contemplated in subsection (n) of the Conditions section of this Term Sheet, it will advise Borrowers whether the condition that such items be acceptable to Agent in form and substance has been satisfied.

Governing Law:	California (without regard to conflicts of laws).
Expenses and Indemnity:
Borrowers and Guarantors will reimburse Agent, WCM and Lenders for all reasonable out-of-pocket expenses, including due diligence and audit and appraisal expenses and legal fees incurred in the structuring, negotiation, arrangement, restructuring, administration or amending of the Credit Facility.

Borrowers and Guarantors shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, agents, representatives and employees from and against all losses, claims, damages, expenses, or liabilities including, but not limited to, legal or other expenses incurred in connection with investigating, preparing to defend, or defending any such loss, claim, damage, expenses or liability, incurred in respect of the Credit Facility or the relationship between Agent or any Lender and any Borrower or any Guarantor, except as to any such indemnitee as a result of the gross negligence or wilful misconduct of such indemnitee.

USA PATRIOT Act:
Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify such person in accordance with the Act. Borrowers and Guarantors are hereby advised that this commitment is subject to satisfactory results of such verification.

Each term used but not defined in this Exhibit A shall have the meaning assigned to such term in the Commitment Letter to which this Exhibit A is attached.

This Summary of Principal Terms and Conditions is not meant to be, nor shall it be construed as an attempt to describe all of, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline principal terms to be included in the Loan Documents.